Exhibit 99.1
For Information
Brent A. Collins
303-861-8140

FOR IMMEDIATE RELEASE

ST. MARY STOCKHOLDERS APPROVE NAME CHANGE TO
SM ENERGY COMPANY

DENVER, May 27, 2010 – St. Mary Land & Exploration Company (NYSE: SM) today announces that at the Company’s annual meeting on May 26, 2010, the stockholders approved the proposal to change the name of the Company to SM Energy Company.  This approved name change is scheduled to become effective on June 1, 2010, upon the filing of an amendment to the Company’s Certificate of Incorporation.  The common stock of the Company will continue to be listed on the New York Stock Exchange under the symbol “SM”.

Tony Best, President and CEO, commented, “We have come a long way since our founding in 1908 with our namesake properties in St. Mary Parish, Louisiana.  The change in our name reinforces the strategic transformation we have made in recent years into a significant resource play company in North America.  Our new name honors our rich legacy, while also promoting awareness of our new direction and expanding high quality portfolio.”

ABOUT THE COMPANY

St. Mary Land & Exploration Company is an independent energy company engaged in the exploration, exploitation, development, acquisition, and production of natural gas and crude oil. St. Mary routinely posts important information about the Company on its website. For more information about St. Mary, please visit its website at stmaryland.com.  In connection with the Company’s name change, the Company plans to change its website address to sm-energy.com effective June 1, 2010.